Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

HORIZON BANCORP, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	7.00% Fixed-to-Floating Rate Subordinated Notes due 2035	(1)	Other	100,000,000	$	$100,000,000.00	0.0001381	$13,810.00

Total Offering Amounts:							$100,000,000.00		13,810.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$13,810.00

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Offering Note(s)

(1)	Maximum Aggregate Offering Price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. Represents the maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.”